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                                                                     EXHIBIT 12


                           BESTFOODS AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


($ Millions)                                 FOR THE THREE
                                              MONTHS ENDED                         FOR THE YEARS ENDED DECEMBER 31,
                                             MAR. 31, 1999        1998            1997           1996           1995          1994
                                             -------------        ----            ----           ----           ----          ----
INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                $  238.7        $1,021.1        $  704.2      $  880.2        $  654.9      $  446.6
                                               --------        --------        --------      --------        --------      --------
Add (subtract):
    Portion of rents representative
         of interest                                8.5            33.3            32.2          33.4            25.6          24.6

    Interest on bonds, mortgages
         & similar debt                            34.7           125.5           100.9          68.4            52.6          50.1

    Other interest                                  15.1           60.7            72.8         100.0            55.7          33.9

    Interest expense included in
         cost of plant construction                 (.5)           (3.5)           (3.4)         (4.8)           (3.7)         (4.2)
    Income of unconsolidated
         venture                                     --              --              --            --              --           3.9
                                               --------        --------        --------      --------        --------      --------
Income as adjusted                             $  296.5        $1,237.1        $  906.7      $1,077.2        $  785.1      $  554.9
                                               ========        ========        ========      ========        ========      ========
FIXED CHARGES:
    Portion of rents representative
         of interest                           $    8.5        $   33.3        $   32.2      $   33.4        $   25.6      $   24.6
    Interest on bonds, mortgages
         & similar debt                            34.7           125.5           100.9          68.4            52.6          50.1
    Other interest                                 15.1            60.7            72.8         100.0            55.7          33.9
                                               --------        --------        --------      --------        --------      --------
                                               $   58.3        $  219.5        $  205.9      $  201.8        $  133.9      $  108.6
                                               ========        ========        ========      ========        ========      ========
RATIO OF EARNINGS TO FIXED CHARGES                  5.1             5.6             4.4           5.3             5.9           5.1
                                               ========        ========        ========      ========        ========      ========


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